SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 30, 2005

Derma Sciences, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-31070	23-2328753
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

214 Carnegie Center, Suite 100
Princeton, NJ 08540
(609) 514-4744
(Address including zip code and telephone
number, of principal executive offices)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 30, 2005, the board of directors of Derma Sciences, Inc. (the “Company”) approved the acceleration of vesting of unvested stock options held by officers, directors and employees of the Company. The vesting of options to purchase 828,533 shares of common stock, with exercise prices ranging from $0.37 to $1.70 per share and with a weighted average exercise price of $0.80 per share, was accelerated. Of the options whose vesting was accelerated, options to purchase 262,500 shares of common stock are held by executive officers of the Company. The vesting of options to purchase 613,750 shares of common stock whose vesting is based upon the attainment of various performance criteria, 525,000 of which are held by executive officers, was not accelerated.

Of the 828,533 options whose vesting was accelerated, 116,250 options were “in the money” at a per share price of $0.43, i.e. the closing price of the Company’s common stock on December 29, 2005. Of the “in the money” options, 11,250 are held by executive officers of the Company and 105,000 are held by members of the Company’s board of directors.

The Company will be required to apply the expense recognition provisions of Statement of Financial Accounting Standard No. 123(R), “Share Based Payment” (“FAS 123(R)”) beginning in the first quarter, 2006. The decision to accelerate the vesting of the foregoing options was made primarily to reduce non-cash compensation expense of approximately $443,000 that would otherwise have been recorded in future periods in compliance with FAS 123(R).

The acceleration of vesting of the foregoing “in the money” options is not expected to result in an expense to the Company as all of these options, in the opinion of the Company’s management, would have ultimately vested pursuant to the options’ original vesting schedules. The acceleration of vesting of “out of the money” options does not result in compensation expense under FASB Interpretation No. 44 (as amended) “Accounting for Certain Transactions Involving Stock Compensation – An Interpretation of APB Opinion No. 25.”

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DERMA SCIENCES, INC.

Date: January 5, 2006	By: /s/ John E. Yetter John E. Yetter, CPA Vice President and Chief Financial Officer